Exhibit 4.1

KINGSOFT INTERNET SECURITY

SOFTWARE HOLDINGS LIMITED

(a Cayman Islands exempted company with limited liability)

RULES RELATING TO

THE SHARE AWARD SCHEME

ADOPTED ON 26 MAY 2011

1                                         DEFINITIONS AND INTERPRETATION

1.1                               In these rules of the Scheme, unless the context otherwise requires, the following words and expressions shall have the following meanings:-

“Adoption Date”	26 May 2011 (the date on which the Scheme is adopted by the Board);

“Award”	an award of Shares, by the Board pursuant to Paragraph 4.1 or by the Trustee pursuant to Paragraph 6, to a Selected Employee pursuant to the Scheme;

“Award Notice”	shall have the meaning as set out in Paragraph 4.3;

“Awarded Shares”

in respect of a Selected Employee, such number of Shares determined by the Board and purchased by the Trustee out of cash paid by the Company by way of settlement to the Trustee pursuant to Paragraph 4.4 or such number of Returned Shares awarded by the Trustee pursuant to Paragraph 7, in each case as proportionally adjusted for any subdivision, consolidation, reclassification or reconstruction of the share capital of the Company from time to time;

“Banks”	banks licensed to operate as banks in Hong Kong under the Banking Ordinance (Chapter 155 of the Laws of Hong Kong);

“Board”	the board of directors of the Company or such committee or such sub-committee or person(s) delegated with the power and authority by the board of directors of the Company to administer the Scheme;

“Business Day”

any day (other than Saturday and Sunday and public holidays) on which banks are open for normal banking business in Hong Kong (excluding those days on which only internet enabled services or automated teller machines are available) and/or such date or dates as the Board may from time to time determine provided that where, as a result of a Number 8 Typhoon Signal, Black Rainstorm Warning or similar event, the period during which banks in Hong Kong are open on any day is reduced, such day shall not be a Business Day unless the Board otherwise determines;

“Company”

Kingsoft Internet Security Software Holdings Limited, an exempted limited liability company incorporated in the Cayman Islands whose registered office is at Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands;

“connected person(s)”	has the meaning ascribed hereto under the Listing Rules;

“Consideration”	in relation to the purchase by the Trustee of the Awarded Shares, an amount equal to the par value per Awarded Share, multiplied by the relevant number of Awarded Shares granted;

“Employee”	any employee (including without limitation an employee who is also a director) of the Group;

“Excluded Employee”

any Employee who is resident in a place where (a) the award of the Awarded Shares, the award of the Returned Shares or the vesting or transfer of Shares pursuant to the terms of the Scheme is not permitted under the laws and regulations of such place or (b) in the view of the Board, the need to comply with applicable laws and regulations in such place makes it necessary or expedient to exclude such Employee, in each case as determined by the Board in its absolute discretion;

“Group”	the Company and its subsidiaries or any of them and the expression “member of the Group” shall be construed accordingly;

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China;

Kingsoft Corporation Limited

an exempted limited liability company incorporated in the British Virgin Islands, discontinued in the British Virgin Islands and then continued into the Cayman Islands, with its shares listed on the Stock Exchange;

“Lapse”	shall have the meaning as set out in Paragraph 4.6;

“Listing Rules”	the rules governing the listing of securities on the Stock Exchange;

“Partial Lapse”	shall have the meaning as set out in Paragraph 4.7;

“Reference Date”	the date of final approval by the Board of the total number of Shares to be awarded to the Selected Employees in a single occasion pursuant to the Scheme;

“Residual Cash”	being cash remaining in the trust fund (including but not limited to interest income derived from deposits maintained with Banks and cash income;

“Returned Shares”

such Awarded Shares which are not vested in accordance with the terms of the Scheme (whether as a result of a Lapse or a Partial Lapse or otherwise), or was forfeited in accordance with the terms of the Scheme, or such Shares being deemed under the Scheme or the Scheme Rules to be Returned Shares;

“Scheme”	the “Share Award Scheme” constituted by the rules hereof, in its present form or as amended from time to time in accordance with the provisions hereof;

“Selected Employee(s)”

Employee(s) selected by the Board pursuant to Paragraph 4.1 hereof and Employee(s) selected by the Trustee after having taken into consideration recommendations of the board of directors of Kingsoft Corporation Limited pursuant to Paragraph 6 hereof for participation in the Scheme;

“Shares”

ordinary shares of US$0.000025 each in the capital of the Company (or of such other nominal amount as shall result from a sub-division, consolidation, reclassification or reconstruction of the share capital of the Company from time to time);

“Stock Exchange”	the Stock Exchange of Hong Kong Limited;

“subsidiary”	has the meaning given to such term in the Companies Ordinance (Chapter 32 of the Laws of Hong Kong);

“Trust”	the trust constituted by the Trust Deed and known as the “Share Award Scheme Trust” or such other name as the Board may determine from time to time;

“Trust Deed”	a trust deed dated 26 May 2011 entered into between the Company and the Trustee (as restated, supplemented and amended from time to time);

“Trust Period”	shall have the meaning as set out in Clause 1.1 of the Trust Deed;

“Trustee”	Core Pacific-Yamaichi International (H.K.) Nominees Limited, and any additional or replacement trustees, being the trustee or trustees for the time being of the trusts declared in the Trust Deed; and

“Vesting Date”	shall have the meaning as set out in Paragraph 4.5.

1.2                               In these rules of the Scheme, save where the context otherwise requires:-

(a)                                 the headings are inserted for convenience only and shall not limit, vary, extend or otherwise affect the construction of any provision of these rules of the Scheme;

(b)                                 references to Paragraphs are references to paragraphs of these rules of the Scheme;

(c)                                  references to any statute or statutory provision shall be construed as references to such statute or statutory provision as respectively amended, consolidated or re-enacted, or as its operation is modified by any other statute or statutory provision (whether with or without modification), and shall include any subsidiary legislation enacted under the relevant statute;

(d)                                 expressions in the singular shall include the plural and vice versa;

(e)                                  expressions in any gender shall include other genders; and

(f)                                   references to persons shall include bodies corporate, corporations, partnerships, sole proprietorships, organisations, associations, enterprises, branches and entitles of any other kind.

2                                         PURPOSE

2.1                               The purpose of the Scheme is to recognise the contributions by certain Employees and to give incentives thereto in order to retain them for the continual operation and development of the Group and to attract suitable personnel for further development of the Group.

3                                         DURATION AND ADMINISTRATION

3.1                               Subject to any early termination as may be determined by the Board pursuant to Paragraph 9, the Scheme shall be valid and effective for a period of ten (10) years commencing on the Adoption Date.

3.2                               The Scheme shall be subject to the administration of the Board whose decision as to all matters arising in relation to the Scheme or its interpretation or effect (save as otherwise provided herein) shall be final, conclusive and binding on all parties.

3.3                               The Trustee will hold the Shares and the income derived therefrom in accordance with the terms of the Trust Deed.

4                                         OPERATION OF SCHEME

4.1                               Subject to Paragraph 6, the Board may, from time to time, in its absolute discretion and subject to such terms and conditions as it may think fit (including the basis of eligibility of each Employee determined by the Board from time to time) select an Employee (excluding any Excluded Employee) for participation in the Scheme as a Selected Employee and determine the number of Awarded Shares, provided that where any Award is proposed to be made to any Selected Employee who is a director of the Company or a connected person of Kingsoft Corporation Limited and its subsidiaries, such Award must first be approved by the board of directors of Kingsoft Corporation Limited as long as the Company remains a subsidiary of Kingsoft Corporation Limited. However, until so selected, no Employee shall be entitled to participate in the Scheme. Subject to the provisions of the Scheme, the Board may impose any conditions, restrictions or limitations or waive any such conditions, restrictions or limitations from time to time in relation to the Award as it may at its absolute discretion think fit. Where a Selected Employee or his associate is a member of the board of directors of Kingsoft Corporation Limited, such person will abstain from voting on any approval by the board of directors of Kingsoft Corporation Limited of an award of Shares to such Selected Employee.

4.2                               Where any Award is proposed to be made to any Selected Employee who is a director of the Company or where the Board proposes to waive any conditions, restrictions or limitations imposed on any Award made to any Selected Employee who is a director of the Company, or a connected person of Kingsoft Corporation Limited and its subsidiaries, such Award or waiver (as the case may be) must first be approved by the board of directors of Kingsoft Corporation Limited as long as the Company remains a subsidiary of Kingsoft Corporation Limited.

4.3                               After the selection of the Selected Employee(s) and the determination of the number of Awarded Shares, the Company shall inform the Trustee accordingly. The Company shall also inform the Selected Employee(s) by written notice in such form as the Company may from time to time determine (the “Award Notice”) requiring the Selected Employee(s) to undertake to hold the Award on the terms on which it is to be granted and to be bound by the rules of the Scheme. The Company shall, after having regard to the requirement under Paragraph 4.11, cause the Consideration to be paid to the Trustee as soon as practicable.

4.4                               Within twenty (20) Business Days (or such other period as the Trustee and the Company may agree from time to time having regard to the circumstances of the purchase concerned) after receipt of the Consideration, the Trustee shall apply the same towards the purchase of the Awarded Shares. The Shares so purchased shall form part of the trust fund of the Trust.

4.5                               Unless otherwise determined by the Board at its discretion, the Awarded Shares held by the Trustee upon the Trust and which are referable to a Selected Employee shall vest in that Selected Employee in accordance with the Award Notice, provided that the Selected Employee remains at all times after the Reference Date and on the relevant vesting dates (if applicable) an Employee. Notwithstanding any other provision of these rules of the Scheme and the terms and conditions of any Award, the Board (or where the relevant Selected Employee is a director of the Company, or a connected person of Kingsoft Corporation Limited and its subsidiaries, the board of directors of Kingsoft Corporation Limited as long as the Company remains a subsidiary of Kingsoft Corporation Limited) in its sole and absolute discretion may determine from time to time on a general or case by case basis that an Award may be vested at such time determined by the Board (or the board of directors of Kingsoft Corporation Limited, as the case may be) subsequent to and notwithstanding a termination of employment of a Selected Employee (including but not limited to as a result of the Selected Employee’s retirement or death).  The date or each such date on which the Awarded Shares are to vest is hereinafter referred to as a “Vesting Date”.

4.6                               Save as provided in Paragraph 4.5, in the event (i) a Selected Employee ceases to be an Employee, or (ii) the company by which a Selected Employee is employed ceases to be a member of the Group, or (iii) an order for the winding-up of the Company is made or a resolution is passed for the voluntary winding-up of the Company (otherwise than for the purposes of an amalgamation, reconstruction or scheme of arrangement) (each of these, an event of “Lapse”), an Award shall automatically lapse forthwith and all the Awarded Shares shall not vest on the relevant Vesting Date but shall become Returned Shares for the purposes of the Scheme. The Selected Employees shall have no claims against the Company or the Trustee.

4.7                               In the event a Selected Employee is found to be an Excluded Employee (an event of “Partial Lapse”), the relevant part of an Award made to the relevant Selected Employee shall automatically lapse forthwith and the relevant Awarded Shares shall not vest on the relevant Vesting Date but shall become Returned Shares for the purposes of the Scheme. The Selected Employees shall have no claims against the Company or the Trustee.

4.8                               Save for a Lapse or Partial Lapse, barring any unforeseen circumstances and subject to the receipt by the Trustee of a confirmation from the Company that all vesting conditions having been fulfilled, the Trustee shall effect the transfer of the relevant Awarded Shares to the relevant Selected Employee on the Vesting Date, or as soon as possible thereafter if it is not practicable to effect such transfer on such Vesting Date.

4.9                               Any Award made hereunder shall be personal to the Selected Employee to whom it is made and shall not be assignable and no Selected Employee shall in any way sell, transfer, assign, charge, mortgage, encumber or create any interests in favour of any other third party over or in relation to either the Reference Amount or the Awarded Shares referable to him pursuant to such Award or any of the Returned Shares under the Scheme.

4.10                        For the avoidance of doubt,

(a)                 a Selected Employee shall only have a contingent interest in the Awarded Shares which are referable to him subject to the vesting of such Shares in accordance with Paragraph 4.5 and the Award Notice;

(b)                 a Selected Employee shall have no rights in Residual Cash or any of the Returned Shares;

(c)                  no instructions may be given by a Selected Employee to the Trustee in respect of the Awarded Shares or other properties of the Trust;

(d)                 the Trustee shall not exercise or purport to exercise any of the rights attached to  any Shares held under the Trust (including but not limited to the Awarded Shares and the Returned Shares) including but not limited to voting rights and the right to the Company’s profit distribution or any forms of distributions. For the avoidance of doubt, at such time as when the Shares are transferred to the relevant Selected Employees pursuant to the Scheme Rules, on the relevant Vesting Date, the Selected Employees will be able to enjoy and exercise all rights attaching to the Shares, including but not limited to voting rights and the right to the Company’s profit distribution or any forms of distributions, in the same way as all other ordinary shareholders of the same class;

(e)                  subject to Paragraph 10.2, any cash generated from a Share held upon the Trust shall form part of the trust fund of the Trust and the Trustee may (a) apply such cash for the purchase of Shares which shall become Returned Shares for the purpose of the Scheme, (b) apply such cash to defray such fees, costs and expenses as referred to in Paragraph 10.2, or (c) return such cash to the Company, as the Trustee in its absolute discretion shall at any time determine, after having taken into consideration recommendations of the Board; and

(f)                   save as provided in Paragraph 4.6, in the event a Selected Employee ceases to be an Employee on the relevant Vesting Date, the relevant part of the Award made to such Selected Employee which has not been vested on the date of such cessation shall lapse and the relevant Awarded Shares shall not vest on the relevant Vesting Date but shall become Returned Shares for the purpose of the Scheme and the Selected Employee shall have no claims against the Company or the Trustee.

4.11                        No new instructions to acquire Shares shall be given to the Trustee under the Scheme where dealings by directors are prohibited under any and all applicable laws and regulations from time to time.

4.12                        In respect of the administration of the Scheme, the Company shall comply with all applicable disclosure regulations.

4.13                        The Trustee shall not be required to withhold any withholding or other tax in relation to the grant of the Award or the transfer of Awarded Shares.  It shall be the duty of the Company to establish appropriate procedures to provide for any such payment.

5                                         SCHEME LIMIT

5.1                               The Board shall not grant any Award which would result in the total number of Shares which are the subject of Awards granted by the Board under the Scheme (but not counting any which have lapsed or have been forfeited) being greater than 100,000,000 Shares, as at the date of such grant.

6                                         RETURNED SHARES

Subject to Paragraph 9.2, the Trustee shall hold the Returned Shares exclusively for the benefit of all or one or more of the Employees (excluding any Excluded Employee).  When Returned Shares have been awarded by the Trustee to a specified Selected Employee or Selected Employees, the Trustee shall notify the Company accordingly and such Returned Shares shall be deemed from the time of such award to be held by the Trustee as Awarded Shares for such Selected Employee(s) and no longer Returned Shares.

7                                         DISPUTES

Any dispute arising in connection with the Scheme shall be referred to the decision of the Board who shall act as experts and not as arbitrators and whose decision shall be final and binding.

8                                         ALTERATION OF THE SCHEME

The Scheme may be altered in any respect by a resolution of the Board provided that no such alteration shall operate to affect adversely in any material respect any subsisting rights of any Selected Employee hereunder except with the prior written consent of the relevant Selected Employee. Written notice of any amendment to the Scheme shall be given to all Selected Employees with subsisting Awards.

9                                         TERMINATION

9.1                               The Scheme shall terminate on the earliest of:

(a)                 the end of 26 May 2021, being the day before the 10th anniversary of the Adoption Date;

(b)                 the date when an order for the winding up of the Company is made or a resolution is passed for the voluntary winding-up of the Company (otherwise than for the purposes of an amalgamation, reconstruction or scheme of arrangement); and

(c)                  such date of early termination as determined by the Board.

9.2                               Upon termination,

(a)                 no further Award shall be made and the Trustee shall act upon the decision of the Board upon such termination.

(b)                 For the avoidance of doubt, the Trustee may not transfer any Shares to the Company nor may the Company otherwise hold any interest in the Shares whatsoever.

9.3                               For the avoidance of doubt, the temporary suspension of the granting of any Award shall not be construed as a decision to terminate the operation of the Scheme.

10                                  MISCELLANEOUS

10.1                        The Scheme shall not form part of any contract of employment, service contract or engagement contract between the relevant member of the Group and any Selected Employee, and the rights and obligations of any Selected Employee under the terms of his office, employment, appointment or engagement shall not be affected by his participation in the Scheme or any right which he may have to participate in it and the Scheme shall afford such a Selected Employee no additional rights to compensation or damages in consequence of the termination of such office, employment, appointment or engagement for any reason.

10.2                        The Trustee in its absolute discretion may at any time apply any Residual Cash to defray the costs of establishing and administering the Scheme, including, for the avoidance of doubt, remuneration of the Trustee for work done by it in connection with the Trust, costs arising from communication as referred to in Paragraph 10.4, expenses incurred in the purchase of Shares by the Trustee and stamp duty and normal registration fee (i.e. not being fee chargeable by the share registrar of an express service of registration) in respect of, and other costs, liabilities or expense which may arise as a result of, the transfer of or agreement to transfer Shares to a Selected Employee on the relevant Vesting Date, or which may otherwise arise out of the administration of the trust fund of the Trust. To the extent such application of Residual Cash is not sufficient to fund all such fees, costs and expenses, the Company will provide the Trustee with the shortfall amount to settle such fees, costs and expenses upon demand by the Trustee.  For the avoidance of doubt, the Company shall not be liable for any tax, costs or expenses of any other nature payable on the part of any Selected Employee in respect of any award, sale, purchase, vesting or transfer of Shares, and the Selected Employee shall be liable therefor.

10.3                        Save as specifically provided herein, the Scheme shall not confer on any person any legal or equitable rights (other than those constituting and attaching to the Shares themselves) against the Company directly or indirectly or give rise to any cause of action at law or in equity against the Company.

10.4                        Any notice or other communication between the Company and any Selected Employee may be given by sending the same by prepaid post or by personal delivery to, in the case of the Company, its registered office in Cayman Islands or such other address as notified to the Selected Employee from time to time and in the case of a Selected Employee, his address as notified to the Company from time to time.  Any notice or other communication served by post shall be deemed to have been served 24 hours after the same was put in the post.

10.5                        The Company shall not be responsible for any failure by any Employee to obtain any consent or approval required for such Employee to participate in the Scheme as a Selected Employee or for any tax, duty, expenses, fees or any other liability to which he may become subject as a result of his participation in the Scheme.

10.6                        Each and every provision hereof shall be treated as a separate provision and shall be severally enforceable as such and in the event of any provision or provisions being or becoming unenforceable, they shall be deemed to be deleted from these rules of the Scheme, and any such deletion shall not affect the enforceability of the rules of the Scheme as remain not so deleted.

11                                  GOVERNING LAW, ETC.

11.1                        The Scheme shall operate subject to the articles of association of the Company from time to time and any applicable law, regulations, rules and codes.

11.2                        The Scheme shall be governed by and construed in accordance with the laws of Hong Kong in force from time to time.

KINGSOFT INTERNET SECURITY

SOFTWARE HOLDINGS LIMITED

(a Cayman Islands exempted company with limited liability)

AMENDMENT TO RULES RELATING TO

THE SHARE AWARD SCHEME

ADOPTED ON SEPTEMBER 11, 2013

12                                  BACKGROUND

Kingsoft Internet Security Software Holdings Limited (the “Company”) adopted Rules Relating to the Share Award Scheme (the “Scheme”) on 26 May 2011. Paragraph 8 of the Scheme provides that the board of directors of the Company (the “Board”) may amend the Scheme. The Board desires to amend the Scheme as detailed below.

13                                  AMENDMENTS

13.1                        The definition of “Awarded Shares” shall be deleted and replaced with the following:

in respect of a Selected Employee, such number of Shares determined by the Board and purchased by the Trustee from the Company out of cash paid by the Company by way of settlement to the Trustee pursuant to Paragraph 4.4 or such number of Returned Shares awarded by the Trustee pursuant to Paragraph 6, in each case as proportionally adjusted for any subdivision, consolidation, reclassification or reconstruction of the share capital of the Company from time to time;

13.2                        The definition of “Selected Employee(s)” shall be deleted and replaced with the following:

Employee(s) selected by the Board pursuant to Paragraph 4.1 hereof for participation in the Scheme.

13.3                        The following is hereby added at the end of Paragraph 4.6 :

Detailed terms and conditions of the vesting of Award Shares,  forfeiture or lapse (“Lapse”) of unvested Awarded Shares, and repurchase of vested Awarded Share shall be set forth in the Award Notice or any supplementary thereto.

13.4                        Paragraph 4.7 of the Scheme is hereby replaced with the following:

In the event a Selected Employee is found to be an Excluded Employee (an event of “Partial Lapse”), unvested Award Shares of an Award made to such Selected Employee shall automatically lapse forthwith and such unvested Awarded Shares shall not vest on the relevant Vesting Date but shall become Returned Shares for the purposes of the Scheme. The Selected Employees shall have no claims against the Company or the Trustee.

13.5                        Paragraph 8 of the Scheme is hereby replaced with the following:

The Scheme may be altered in any respect by a resolution of the Board provided that no such alteration shall operate to affect adversely in any material respect any subsisting rights of any Selected Employee hereunder except with the prior written consent of the relevant Selected Employee. Written notice of any amendment to the Scheme shall be given to all Selected Employees with subsisting Awards. Notwithstanding the foregoing, the Board may for tax planning purposes, without the prior written consent of any Selected Employee, alter or restructure the Scheme and the terms of Awarded Share.

14                                  MISCELLANEOUS

Except as provided herein, all other terms of the Scheme remain in full force and effect.

CHEETAH MOBILE INC.

(a Cayman Islands exempted company with limited liability)

AMENDMENT TO RULES RELATING TO

THE SHARE AWARD SCHEME

ADOPTED ON NOVEMBER 19, 2016

1                      BACKGROUND

Cheetah Mobile Inc., formerly known as Kingsoft Internet Security Software Holdings Limited (the “Company”), adopted Rules Relating to the Share Award Scheme (the “Scheme”) on 26 May 2011. Paragraph 8 of the Scheme provides that the board of directors of the Company (the “Board”) may amend the Scheme. The Board amended the Scheme on 11 September 2013 and the Board desires to further amend the Scheme as detailed below.

2       AMENDMENT

2.1                     Paragraph 4.8 of the Scheme is hereby replaced with the following:

At any time on or after the Vesting Date, at the request of the Selected Employee, barring any unforeseen circumstances and subject to the receipt by the Trustee of a confirmation from the Company that all vesting conditions having been fulfilled, the Trustee shall:

(a) effect the transfer of the relevant Awarded Shares to the relevant Selected Employee; or

(b) sell the relevant Awarded Shares on behalf of the relevant Selected Employee and transfer the proceeds, which may, at the sole discretion of the Company, be net of any stamp duty or other taxes payable as a result of such sale of Awarded Shares, to the Selected Employee.

3       MISCELLANEOUS

Except as provided herein, all other terms of the Scheme remain in full force and effect.